Exhibit 10.4.o

SEVENTH AMENDMENT
TO THE
FMC TECHNOLOGIES INC.
INCENTIVE COMPENSATION AND STOCK AGREEMENT

WHEREAS, FMC Technologies, Inc. (the Company”) maintains the FMC Technologies Inc. Incentive Compensation and Stock Plan; and

WHEREAS, the Company now deems necessary and desirable to amend the Plan to include a clawback provision in the event the Company’s financial statements are restated because of errors, omissions or fraud;

NOW, THEREFORE, by virtue of the authority reserved to the Board of Directors of the Company by Section 17 of the Plan, the Plan is hereby amended effective as of October 4, 2007 as follows:

The text of Section 16, FORFEITURE OF AWARDS, is hereby amended to read as follows:

“Notwithstanding anything in the Plan to the contrary, the Committee may, in the event of serious misconduct by a participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Affiliates, or any Termination of Employment for Cause), or any activity of a participant in competition with the business of the Company or any Affiliate, (a) cancel any outstanding Award granted to such participant, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Additionally, in the event the Company’s financial statements are restated as a result of errors, omissions or fraud, the Committee may, in good faith and to the extent an Award exceeds what would otherwise have been awarded based on the restated financial results, (a) cancel any outstanding Award granted, in whole or in part, whether or not vested or deferred, to officers of the Company who are identified as being subject to Section 16 of the Securities and Exchange Act of 1934 (Section 16 Officers), and/or (b) if such restatement occurs after the exercise or payment of such Award, require such Section 16 Officer to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Cancellations and repayment obligations will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the participant if necessary to satisfy the repayment obligation. The determination of whether a participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Affiliate will be made by the Committee in good faith. This Section 16 will have no application following a Change in Control.”